Exhibit 10.2(b)

CLARCOR INC.
EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 20, 1999

CLARCOR INC.

EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective December 20, 1999

CLARCOR Inc., a Delaware corporation (“CLARCOR”), adopted, effective as of December 1, 1994, the 1994 Executive Retirement Plan (“Plan”), an unfunded plan, providing for the payment of certain retirement and other benefits to Participants (as hereinafter defined). In order to clarify various provisions therein, CLARCOR hereby adopts, effective as of July 1, 2000, an amended and restated Plan, to be known as the CLARCOR Inc. Executive Retirement Plan.

ARTICLE I
DEFINITIONS

For all purposes of the Plan, words and phrases as used herein with the initial letter capitalized shall have the respective meanings stated:

“Average Monthly Compensation” means the result obtained by dividing the total Compensation received by a Participant for the three consecutive fiscal years of service for CLARCOR for which such Participant received his or her highest Compensation by 36. In the case of a Participant deemed totally and permanently disabled, the Compensation received in the fiscal year immediately preceding that in which the disability commences shall be divided by twelve and the greater of the amount so computed or the amount calculated under the first sentence shall be the Average Monthly Compensation of the disabled Participant.

“Board” means the Board of Directors of CLARCOR Inc.

“Cause” means fraud, misappropriation or intentional material damage to the property or business of CLARCOR or commission of a felony.

“Change of Control” means, with respect to a Participant, a significant change in the ownership of the stock of CLARCOR or in the membership of the Board, as such change may be defined in an employment, severance, change of control or comparable agreement (“Change of Control Agreement”), if any, between CLARCOR and the Participant.

“CLARCOR Pension Plan” means the CLARCOR Inc. Pension Plan (formerly the 1984 Restated CLARCOR Pension Trust) as restated or amended from time to time.

“CLARCOR Supplemental Plan” means the CLARCOR Inc. 1994 Supplemental Pension Plan as restated or amended from time to time.

“Compensation” means the amount received by a Participant for services rendered by such Participant to CLARCOR and its subsidiaries as base salary, bonuses and other annual cash incentives, including amounts of compensation deferred by the Participant under the Retirement Savings Plan or similar programs; compensation excludes (i) any extraordinary cash or imputed compensation, such as the taxable value of benefits or perquisites provided by CLARCOR, (ii) amounts paid or accrued under any long-term incentive plan of CLARCOR, (iii) any cash or securities received by a Participant upon the exercise of a stock appreciation right or stock option, (iv) employer contributions to any tax-qualified retirement plan or to CLARCOR’s Monthly Investment Plan, and (v) the difference between the exercise price of any stock option exercised by a Participant and the then fair market value of the securities of CLARCOR thereby acquired. Bonuses and other incentive pay shall be deemed to be received in the fiscal year earned and not in the fiscal year paid.

“Deferred Retirement Date” means the first day of the month coincident with or next following the date the Participant terminates employment with CLARCOR and all subsidiaries after his or her Normal Retirement Date.

“Disability” or “Disabled” means “total and permanent disability,” as defined in the CLARCOR Pension Plan.

“Disability Retirement Date” means the first day of the month coincident with or next following the date that the Board determines that a Participant has become Disabled.

“Involuntary Termination” means, with respect to a Participant, a termination of the employment of the Participant under circumstances that entitle the Participant to receive severance benefits that are payable only in the event of an “involuntary termination,” as such change may be defined in a “Change of Control Agreement,” if any, between CLARCOR and the Participant.

“Normal Retirement Benefit” shall have the meaning set forth in Article II.

“Normal Retirement Date” means the first day of the month coincident with or next following the date a Participant attains age 65.

“Participant” means those officers or key employees of CLARCOR or a subsidiary who have attained at least 40 years of age and who have been designated by the Board as Participants in the Plan.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Retirement Benefit” means the amount that would be payable to the Participant under the CLARCOR Pension Plan or the CLARCOR Supplemental Plan as a monthly pension payable in the form of a life and 10 year certain annuity as determined in accordance with the provisions of the CLARCOR Pension Plan, as though the Participant had elected such “normal form of benefit” under that plan.

“Plan” means the CLARCOR Inc. Executive Retirement Plan (formerly known as the 1994 Executive Retirement Plan), as set forth herein.

“Plan Administrator” means the individuals or entity responsible for administration of the Plan determined in accordance with Article XV of the Plan.

ARTICLE II
NORMAL RETIREMENT BENEFIT

(a)           In the event the employment of a Participant by CLARCOR and/or its subsidiaries terminates at Normal Retirement Date for any reason other than Cause or death, such Participant shall receive a monthly benefit in the form of a life and 15 year certain annuity (the “Normal Retirement Benefit”) pursuant to this Plan equal to the product of: (1) and (2), the total of which shall be reduced by (3):

(1)           four and one-third (4.333%) percent times the number of full and fractional years of service credited to such Participant under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five (65%) percent; and

(2)           the Participant’s Average Monthly Compensation;

(3)           the sum of his or her Pension Retirement Benefits payable at Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits pursuant to this Article II shall commence on the Participant’s Normal Retirement Date and shall be subject to the provisions of Article VI and Article VIII of the Plan (relating to death and form of payment of benefits, respectively).

ARTICLE III
EARLY RETIREMENT BENEFIT

(a)           In the event the employment of a Participant by CLARCOR and all subsidiaries terminates prior to his or her Normal Retirement Date but after he has both attained age 50 and completed at least five years of service, for any reason other than Cause, death or Involuntary Termination following a Change of Control, such Participant shall receive a monthly benefit for his or her life equal to the product of: (1) and (2), which shall be reduced by (3):

(1)           four and one-third (4.333%) percent times the number of full and fractional years of service the Participant has been credited with under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five (65%) percent;

(2)           the Participant’s Average Monthly Compensation computed at termination;

(3)           the sum of his or her Pension Retirement Benefits payable at Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits shall commence either (i) on the Participant’s Normal Retirement Date or (ii) the first day of any month beginning after the later of the Participant’s attainment of age 60 and the Participant’s termination of employment with CLARCOR and all subsidiaries, as the Plan Administrator shall determine and shall be subject to the provisions of Article VI and Article VIII of the Plan.

(c)           If payment of benefits commences prior to the Participant’s Normal Retirement Date, the benefit determined above will be actuarially reduced according to the same unisex mortality assumption and interest rate being used on the annuity commencement date to calculate alternate benefits under the CLARCOR Pension Plan.

(d)           If the employment of a Participant by CLARCOR and all subsidiaries terminates before he has attained age 50 and completed 5 years of service for any reason other than Cause, death, disability or Involuntary Termination following a Change of Control, no benefits will be payable from the Plan to or with respect to such Participant.

(e)           If the employment of a Participant is terminated by CLARCOR and all subsidiaries for Cause no benefits will be payable from the Plan to or with respect to such Participant.

ARTICLE IV
INVOLUNTARY TERMINATION
FOLLOWING CHANGE OF CONTROL

In the event the employment of a Participant by CLARCOR and all subsidiaries terminates prior to his or her Normal Retirement Date by reason of an Involuntary Termination following a Change of Control, the Participant shall be entitled to receive a single sum payment, determined in accordance with Article VIII of the Plan, in an amount equal to the actuarial equivalent of a monthly benefit in the form of a life and 15 year certain annuity.

(1)           Compute an Early Retirement Benefit for the Participant as provided in Article III (whether or not such Participant had reached 50 years of age or completed 5 years of service prior to the date of his or her Involuntary Termination) but including one additional year of service credit (not to exceed 5 years) for each year between the date of such termination and the Participant’s Normal Retirement Date; and,

(2)           Assume payments of such Early Retirement Benefit commenced on the first day of the month following the date of such termination, without actuarial reduction attributable to the first five years prior to Normal Retirement Date.

ARTICLE V
TOTAL AND PERMANENT DISABILITY

(a)           In the event the employment of a Participant by CLARCOR and all subsidiaries terminates prior to his or her Normal Retirement Date under circumstances in which the Board determines that a Participant has become Disabled, such Participant shall be entitled to receive a monthly benefit equal to the product of (1 and (2) reduced by (3)):

(1)           four and one-third (4.333%) percent times the number of full and fractional years of service credited to the Participant under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five (65%) percent;

(2)           the Participant’s Average Monthly Compensation computed at termination;

(3)           the sum of his or her Pension Retirement Benefits payable at Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits shall commence either (i) on the Participant’s Normal Retirement Date or (ii) the first day of any month beginning after the Participant’s termination of employment with CLARCOR and all subsidiaries, as the Plan Administrator shall determine.

(c)           If payment of benefits as an annuity commences prior to the Participant’s Normal Retirement Date, the benefit determined in (a) above will be actuarially reduced according to the same unisex mortality assumption and interest rate being used on the annuity commencement date to calculate alternate benefits under the CLARCOR Pension Plan.

ARTICLE VI
DEATH

In the event that a Participant predeceases his or her spouse, the spouse shall be entitled to receive the following benefits:

(a)           If death of the Participant occurs prior to the commencement of benefits hereunder, and prior to the Participant’s Normal Retirement Date, the Participant’s spouse shall receive a monthly benefit calculated in accordance with Article V, in the amount that would have been payable to the Participant if he or she had terminated employment on the day preceding his or her date of death and had elected an actuarially reduced annuity commencing on that date. If death of the Participant occurs prior to the commencement of benefits hereunder, and on or after the Participant’s Normal Retirement Date, the Participant’s spouse shall receive a monthly benefit calculated in accordance with Article VII as if such Participant had retired on the day preceding his or her date of death and had elected an annuity commencing on that date. Payment of monthly benefits to the spouse shall commence on the first day of the month following such Participant’s death and continue for 15 years or until the death of the spouse, whichever occurs first.

(b)           If the death of the Participant occurs after the commencement of payment of benefits hereunder, his or her surviving spouse to whom he was married at the date benefits commenced shall receive monthly payments equal to those being paid to such Participant on the date of his or her death. Such payments shall continue so that the total payment period (including all payments to the Participant) equals 15 years, or until the death of the spouse, whichever occurs first.

(c)           If the Participant has received the benefits to which he is entitled from this Plan in the form of a single sum payment prior to his or her death, no further benefits shall be paid.

(d)           Notwithstanding the foregoing, if benefits under this Plan were payable in a single sum or in installments under an election made by the Participant under Article VIII of the Plan, but the full value of the Participant’s benefit had not been paid as of the date of his or her death, payment of any unpaid installments shall be made to the Participant’s beneficiary, as named in a document filed with the Secretary of CLARCOR, or if none is so named, to the Participant’s surviving spouse, if any, or, if none, to the estate or estate planning trust of the Participant, as the Plan Administrator shall determine.

ARTICLE VII
DEFERRED RETIREMENT

(a)           In the event a Participant continues employment beyond his or her Normal Retirement Date, such Participant shall receive a monthly benefit for his or her life alone equal to the product of (1) and (2), the total of which shall be reduced by (3).

(1)           four and one-third (4.333%) percent times the number of full and fractional years of service credited to the Participant under the CLARCOR Pension Plan after attainment of age 40 to the Participant’s Deferred Retirement Date, but not more than sixty-five (65%) percent.

(2)           the Participant’s Average Monthly Compensation computed at termination,

(3)           the sum of his or her Pension Retirement Benefits payable at Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits pursuant to this Article VII shall commence on the Participant’s Deferred Retirement Date and shall be subject to the provisions of Article VI and Article VIII of the Plan.

ARTICLE VIII
FORM OF PAYMENT OF BENEFITS

Payment of benefits shall be made either in the form of a life and 15 year certain annuity, a single sum payment, or in substantially equal installments payable at least annually over a period not to exceed 10 years. The single sum payment and the installment payments shall be actuarially equivalent to the life and 15-year certain annuity. The form of payment shall be as elected by the Participant prior to the end of the calendar year immediately preceding the year in which the Participant commences benefit payments, or at such other times as approved by the Plan Administrator. The determination of the single sum payment shall be based on the unisex mortality assumptions then being used to calculate alternative benefits under the CLARCOR Pension Plan and on the immediate interest rate that would be used by the PBGC for purposes of determining the present value of a lump sum distribution on plan termination as in effect as of the date of distribution. If payment is to be made in installments, the principal amount thereof shall be the single sum payment as calculated above, and interest shall be paid on the unpaid balance at the prime rate. All payments under the Plan shall be subject to all applicable income and other tax withholding requirements

ARTICLE IX
EXPENSES

Costs and expenses of administering this Plan and providing the benefits hereunder will be paid by CLARCOR. CLARCOR will pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by CLARCOR, the Participant or others relating to the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

ARTICLE X
INALIENABILITY

No benefit payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant or his or her spouse or beneficiary and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall CLARCOR be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit.

ARTICLE XI
AMENDMENT AND TERMINATION

CLARCOR may amend or terminate this Plan at any time by action of the Board, without the consent of any Participant or his or her spouse or beneficiaries; provided, however, that (i) this Plan shall not be amended or terminated so as to reduce the benefits payable to a Participant to less than the amount the Participant would have been entitled to receive if he had retired (if he was then eligible to do so) immediately preceding the effective date of the amendment or termination, or (if he was not then eligible to retire) if his or her employment had then terminated under Article III, disregarding any minimum required age or period of service, and (ii) no amendment or termination shall reduce the benefit payable under this Plan to a Participant whose employment terminated prior to such amendment or termination, or to a spouse or beneficiary of such Participant.

ARTICLE XII
OBLIGATIONS OF SUCCESSORS

CLARCOR will not be a party to any merger, consolidation or reorganization unless its obligations under this Plan are expressly assumed by its successor or successors.

ARTICLE XIII
PARTICIPANT’S RIGHTS

The right of a Participant or any person claiming under this Plan to receive distributions hereunder shall be an unsecured claim against the general assets of CLARCOR and no Participant shall have any rights in or against any particular asset of CLARCOR.

Nothing herein shall confer upon any Participant any right to continue in CLARCOR’s employment.

ARTICLE XIV
FORFEITURE OF BENEFITS

Anything to the contrary contained in this Plan notwithstanding, unless the Board shall otherwise determine in its sole discretion, all benefits paid or payable to a Participant under this Plan prior to a Change of Control (other than benefits payable pursuant to Article IV) shall be forfeited if the Participant, without the prior written consent of CLARCOR, knowingly engages in (as owner, partner, shareholder, employer, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with CLARCOR or any of its subsidiaries or if the Participant, without the prior written consent of CLARCOR, provides any third party with any confidential information with respect to CLARCOR or any of its subsidiaries.

ARTICLE XV
ADMINISTRATION

This Plan shall be administered by the Board which may delegate its duties to or request advice from its Compensation and Stock Option Committee. Said Board or Committee in the event of delegation shall have sole discretionary authority to control and manage the operations and administration of this Plan, including the discretionary authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder, and all other rights and powers necessary and convenient to the carrying out of its functions hereunder. Any decision by the Board or Committee shall be final and binding on all parties hereto, subject to the claims procedure described below.

ARTICLE XVI
CLAIMS PROCEDURE

If the Participant or his or her beneficiary believes he or she is entitled to benefits pursuant to the Plan in an amount greater than those which he is receiving or has received, he or she may file a claim with the Compensation and Stock Option Committee. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of its decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the Committee’s decision with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan. The Committee shall also advise the claimant that the claimant or his or her duly authorized representative may request a review by the Committee of the denial by filing with the Committee, within 65 days after notice of the denial has been received by the claimant, a written request of such review. The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the Committee within the same 65-day period. If a request is so filed, review of the denial shall be made by the Committee within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The notice of the final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant.

ARTICLE XVII
APPLICABLE LAW

This Plan shall be governed by and subject to applicable Federal laws and the laws of the State of Illinois.